REPORT OF THE SUPERVISORY BOARD TO THE SHAREHOLDERS

Supervisory Board

  The Supervisory Board met regularly during the year to discuss the Company's performance with the Executive Board. In addition, it regularly consulted the shareholders, particularly with regard to the talks on the Company's relationship with the Regional Telecommunications Companies, its progress in obtaining a mobile license and the advances made in the partnering talks held in the light of the above.

Financial Statements

  We hereby submit the Financial Statements as prepared by the Executive Board and approved by the Supervisory Board. The Financial Statements are accompanied by the Report of the Executive Board and the other information required by law. The Financial Statements comprise the following documents, as signed by the Executive Board and each member of the Supervisory Board:

  1 the balance sheet as at December 31, 1997

  2 the income statement for 1997

  3 the notes to the balance sheet and the income statement.

  On the basis of the Annual Report, we take pleasure in recommending that:

  a the balance sheet as at December 31, 1997, the income statement for 1997 and the notes to the balance sheet and the income statement be adopted as submitted;

  b the Executive Board's conduct of the Company's affairs and the Supervisory Board's supervision thereof be endorsed for the 1997 financial year.

Rotterdam, June 11, 1998

The Supervisory Board

A.H. Lundqvist, chairman




                       REPORT OF THE BOARD OF MANAGEMENT

General

  1997 was the Company's first true year of operation: leased lines were marketed as from the end of March and switched connection services were offered as from July 1 (the commencement date for the liberalization of the telecommunications market in the Netherlands). It was an eventful year in many respects:

~ the organization had to be set up quickly in a very tight labor market, particularly with regard to specialized skills;

~ the Company was the only one of the larger new suppliers to launch its market introduction without the support of an affiliated operator;

~ continuous advances in the Company's insight and rapid changes in its environment prompted a revision of the business plan as early as May, which was approved by shareholders in the Annual General Shareholders Meeting of June 18, 1997;

~ it was initially decided to bid for the DCS-1800/E-GSM mobile licenses with Deutsche Telekom, Orange and ABN-AMRO, but following the break-up of the consortium the decision was reversed;

~ the bid tendered to the Netherlands Government for Edunet gave EnerTel a distinct position in the total CATV industry in the Netherlands;

~ differences of opinion, speed and commitment to the telecommunications market between the shareholders and their Regional Telecommunications Companies presented a continuous challenge to the Company.

Performance

  Against this background, the loss incurred by the Company was higher than budgeted in the revised business plan. This was due to a combination of lower than budgeted revenue and higher than expected costs. The net loss for the year was NLG 59.4 million. Indirect access revenue (the '1600 international product') was depressed by the higher than expected cut in charges for international traffic initiated by PTT Telecom. In addition, the organization's necessarily fast and effective response to the dynamism of the market led to teething troubles. Introduction of the Autodialler was postponed until the end of January 1998, while the launching of national traffic and fixed wireline and wireless traffic was also put back until this date. With regard to direct access revenue, the completion time from winning an order to realizing a connection took longer than anticipated. This was due to both limitations in the availability of local networks and the organization of the Regional Telecommunications Companies. One result of this is that greater use will be made of 'PTT tails' in 1998. These factors had an adverse impact on revenue, particularly on ISDN 30 and to a lesser degree on leased lines.

  The vPOP Local/Central service for Internet Service Providers proved highly successful. The order book for 1998 for this service is extremely promising. During the year, a great deal of attention was devoted to the further development of a complete portfolio of services, including end-to-end managed international leased lines based on SDH transmission, single line '1600' autodiallers, 800/900 services and vPOP Local*Central IP.

  Through these services and extensive media campaigns, EnerTel established itself as a serious alternative to PTT Telecom; this position has since been confirmed by market research. In addition to establishing distribution channels for the EnerTel group, investments were made to set up dealer channels. These are expected to make a substantial contribution to revenue in 1998.

  The interconnection fees charged by PTT Telecom are being further reduced, in part because of OPTA's arbitration of the dispute between EnerTel and PTT Telecom. As a result, future operating expenses will be lower, which will have a positive impact on the Company's business case. Owing to its tightly-knit infrastructure, the EnerTel group is excellently positioned to make the most of the interconnection options at a PTT Telecom central-office level that have been opened up by the aforementioned dispute. With regard to other Telecom suppliers, this link-up at a low level in the PTT Telecom infrastructure may generate lasting cost savings. 'Local loop unbundled' may also increase the range of services offered.





  Capital expenditure on property, plant and equipment amounted to NLG 41.1 million in the year under review, more than NLG 25 million below budget, mainly on account of lower expenditure on physical infrastructure, access and network management systems. Some of this expenditure has been postponed to 1998, when capital expenditure will relate predominantly to the increased volume of traffic and compliance with statutory requirements. Since the main variables that will determine the volume of capital expenditure for 1998 are as yet unknown, it is too early to forecast the total volume of expenditure.

  In addition to approving the revised business plan in the financial year, the shareholders also agreed to the proposal to increase shareholders' equity by contributing NLG 50 million in December 1998 and NLG 41 million in the course of 1998. On this basis, appropriate financing offers were received from banks. In the light of the aforementioned partnering talks, the timing of the contributions as well as the way in which shareholders could meet the financing requirements were continuously under discussion. In the General Meeting of Shareholders of 27th April 1998 it was decided to accept the take-over bid of Worldport Communications Inc. Pending the finalisation of this transaction it was decided by the shareholders to meet the Company's financing requirements by providing guarantees to the Company's bank until 30th June 1998. The continuity of the credit lines of the company thereby has become highly dependent upon both the finalisation of the planned take-over as well as Worldport's ability to meet EnerTel's financing requirements. It is noted in this respect that the scope of activities to be undertaken by the Company may be influenced by the planned take-over.

  In view of these uncertainties, no statement can be made at present on how the financing requirement will ultimately be satisfied.

  A great deal of attention was devoted during the year to building up the organization in a labor market characterized by an acute shortage of qualified personnel with proper telecommunications experience. It is therefore satisfying to note that the recruitment and selection activities have led to virtually all contract consultants being replaced by permanent staff by the end of the year. Campus recruitment at universities and higher education colleges was also satisfactory. A great deal of effort was put into training and coaching. Investment in personnel will continue to enjoy high priority in 1998. For more senior positions in particular, a large proportion of the salary will consist of performance-related variable elements. Since many new telecom suppliers are being established, including three new mobile licensees, we expect the current organization to feel the effects of the continuing scarcity on the labor market.

  At the end of the year, the Company had a staff of 201 permanent employees and 25 temporary employees. Dependence on consultants fell sharply during the year; as at year-end only some seven FTEs were still engaged on a project basis.

  The average age of permanent employees, which consisted of eight nationalities, was 32 at year-end. Absence owing to illness in 1997 amounted to 2.4%. This rate should be seen against the background of the very high demands made on staff dedication and flexibility, which are inevitably made during the start-up phase of any business.

  Continuous attention is needed to improve business processes. This will again be systematically tackled in 1998. The need to do so is evident in view of the constant pressure on margins. A start has been made on the implementation of the integrated SAP management control system, which is currently limited to the financial and materials management modules. The importance of reliable information concerning the cost of the products and services offered and the margins realized on them, broken down by any cross-section of clients, speaks for itself. To this end, a start was made during the year on a costing and pricing module that is to be operational by the beginning of the second quarter of 1998. Data integrity is a constant area of attention. During the year, a normative framework was established for a network of control totals to safeguard the completeness of revenue accounts.





  Both current and in particular also draft legislation presented by both national and European authorities call for the establishment of tapping facilities and an organization that satisfies the statutory requirements in this respect. A start was made on the implementation of both during the year.

  The euro and the millennium issue are also matters that affect a new organization like EnerTel. Although all major suppliers of the main systems have guaranteed that their systems are euro and millennium compliant, tests are being developed, coordinated and conducted to determine that they really are. Applications developed in-house are subject to the same tests. A start was made during the year on setting up this project, which is expected to be completed in 1999.

  The order book and the number of clients connected as at year-end are cause for confidence that the goals set for 1998 will be realized, but uncertainties both inside and outside the EnerTel group are so great that the Executive Board refrains from making a forecast of the result for the current year.

Rotterdam, June 11, 1998

A.A.C. Ketelaars
C.E.O.



                            ENERTEL N.V., ROTTERDAM

                                 BALANCE SHEET
                          (after profit appropriation)
                                                         December 31,
                                          March 31,   ------------------
                                            1998         1997     1996
                                        ------------- --------- --------
                                         (Unaudited)
                                        (in thousands of Dutch guilders)
                 ASSETS
FIXED ASSETS
Intangible fixed assets................        29,176    29,434   30,855
Property, plant and equipment..........        45,992    41,981    3,998
Financial fixed assets.................         1,921     1,966       -
                                        ------------- --------- --------
                                               77,089    73,381   34,853
                                        ------------- --------- --------
CURRENT ASSETS
Amounts receivable from shareholders...         3,218    16,905       -
Other current assets...................        13,637    10,236    1,194
Cash and cash equivalents..............            -         -    19,609
                                        ------------- --------- --------
                                               16,855    27,141   20,803
                                        ------------- --------- --------
Total assets...........................        93,944   100,522   55,656
                                        ============= ========= ========

            LIABILITIES
Shareholders' equity
Issued and paid-up share capital...   74,498    74,498   53,500
Other reserves.....................  (83,450)  (67,580)  (8,183)
                                    --------- --------- --------
                                      (8,952)    6,918   45,317
Subordinated loan..................   50,002    50,002       -
                                    --------- --------- --------
Capital base.......................   41,050    56,920   45,317
Long-term debt.....................    9,457     7,181       -
Amounts payable to shareholders....    5,141     4,494       -
Current liabilities................   38,296    31,927   10,339
                                    --------- --------- --------
Total liabilities..................   93,944   100,522   55,656
                                    ========= ========= ========




                            ENERTEL N.V., ROTTERDAM

                                INCOME STATEMENT

                                                    Three months ended
                                                        March 31,         December 31,
                                                    ------------------ ------------------
                                                      1998      1997     1997      1996
                                                    --------- -------- --------- --------
                                                       (Unaudited)
                                                      (in thousands of Dutch guilders)
Revenues...........................................    8,427       -      5,128       -
Cost of revenues...................................    6,228       -      3,758       -
                                                    --------- -------- --------- --------
Gross profit.......................................    2,199       -      1,370       -
Personnel costs....................................    8,297    3,133    19,216    3,700
Amortization, depreciation and value adjustments...    3,340      517     4,757      597
Costs of third party services......................    1,511    5,178    21,890       -
Other operating expenses...........................    4,584    1,256    27,321    5,798
Capitalized costs..................................       -    (3,308)  (12,682)  (2,006)
                                                    --------- -------- --------- --------
                                                     (17,732)  (6,776)  (60,502)   8,089
                                                    --------- -------- --------- --------
Total operating expenses...........................  (15,533)  (6,776)  (59,132)  (8,089)
Financial income/(expenses)........................     (337)    (118)     (265)     (94)
                                                    --------- -------- --------- --------
Loss on ordinary activities before tax.............  (15,870)  (6,894)  (59,397)  (8,183)
Taxes on loss on ordinary activities...............       -        -         -        -
                                                    --------- -------- --------- --------
Net loss...........................................  (15,870)  (6,894)  (59,397)  (8,183)
                                                    ========= ======== ========= ========



                            ENERTEL N.V., ROTTERDAM

                            STATEMENT OF CASH FLOWS

                                                                  Three months ended
                                                                      March 31,         December 31,
                                                                  ------------------ -------------------
                                                                    1998      1997     1997      1996
                                                                  --------- -------- --------- ---------
                                                                     (Unaudited)
                                                                     (in thousands of Dutch guilders)
Net loss.........................................................  (15,868)  (6,894)  (59,397)   (8,183)
Adjustments to reconcile net loss to net cash (used in)/ provided by operating activities:
Amortization and depreciation....................................    3,340      517     4,757       597
Changes in:
Accounts receivable..............................................   10,288   (1,371)  (28,026)     (708)
Trade accounts payable...........................................    1,821    6,795     9,528     2,850
Taxes and social security charges................................   (1,343)     303     1,816       716
Pension contributions............................................      625       -       (514)      514
Other debts, accruals and deferred income........................      999   (2,206)    4,419     5,494
                                                                  --------- -------- --------- ---------
Net cash (used in)/provided by operating
activities.......................................................     (138)  (2,856)  (67,417)    1,280
Investments in intangible fixed assets...........................     (131)      -       (136)  (18,040)
Investments in financial fixed assets............................       45       -     (1,966)       -
Investments in property, plant and equipment.....................   (6,962)  (8,577)  (41,184)   (4,298)
                                                                  --------- -------- --------- ---------
Net cash used in investing activities............................   (7,048)  (8,577)  (43,286)  (22,338)
Long-term debts..................................................    2,276       -      7,181   (12,789)
Increase in capital base.........................................       -        -     50,002        -
Increase in share capital........................................       -    19,498    20,998    52,720
                                                                  --------- -------- --------- ---------
Net cash provided by financing activities........................    2,276   19,498    78,181    39,931
                                                                  --------- -------- --------- ---------
Net (decrease)/increase in cash and cash
equivalents......................................................   (4,910)   8,065   (32,522)   18,873
                                                                  ========= ======== ========= =========


                            ENERTEL N.V., ROTTERDAM

                              ACCOUNTING POLICIES

The Ability for EnerTel NV to Continue as a Going Concern

  On April 27, 1998 the majority of shareholders have agreed to sign a memorandum of understanding with a potential buyer. The shareholders have guaranteed a bridge loan credit facility by a bank issued to EnerTel NV for the period up to the sale of the company on a pro rata basis related to the shareholder's share in the company's equity. The shareholders' guarantee is valid up to June 30, 1998 for an amount not exceeding NLG 50 million. The auditors of the potential buyer, which is a publicly quoted company in the United States of America., have expressed substantial doubt about the buyers ability to continue as a going concern in their opinion on the 1997 financial statements. The potential buyer will need to raise sufficient funds for the potential acquisition of the shares and continued financing of EnerTel N.V. In this regard the potential buyer will be dependent on the willingness of investors to finance and eventually the successful issuance of a high yield bond in the United States of America.

  Furthermore, the potential buyer has the intention to split and sell certain activities of the company. The split and sale may have material consequences for the financial statements as a whole and certain material reorganization expenses may need to be incurred by the company.

General

 Legal structure

  On 9 September 1996, a change was made to the legal structure of the organization and EnerTel Ontwikkelingsmaatschappij B.V. was on that date reincorporated as EnerTel N.V.

 National infrastructure license

  On 20 November 1996, the Dutch government granted EnerTel a national infrastructure license for fixed wireline telecommunication. EnerTel commenced its international telephone operations in July 1997.

 Interim Results

  The balance sheet as of March 31, 1998 and the income statements and statements of cash flows for the three months ended March 31, 1998 and 1997 are unaudited and have been prepared by management of the Company. In the opinion of management, the statements contain all adjustments (consisting of only normal recurring items) necessary for the fair presentation of the financial position and results of operations for the interim period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

 Foreign Currency Translation

  Assets and liabilities denominated in foreign currencies are translated at the rates of exchange ruling at the balance sheet date or, if the currency risk is hedged, at the contracted rate. Exchange differences are taken to the income statement. Revenue, expenses and results in the income statement are translated at the exchange rates ruling at the date of the transaction.

Assets and Liabilities

 Intangible fixed assets

  Concessions, licenses and intellectual property are capitalized at their acquisition cost and amortized on a straight-line basis over their term or expected useful economic lives. Acquisition cost includes all costs incurred in the possible acquisition of licenses. If the concessions, licenses and intellectual property are not acquired, the acquisition costs concerned are taken to the income statement.





 Property, plant and equipment

  Other property, plant and equipment

  Other property, plant and equipment is carried at the lower of cost less straight-line depreciation based on the expected useful economic lives of the assets concerned and service value. Cost includes the costs of own labor and third party services. Other property, plant and equipment is depreciated in 2 to 5 years.

  Assets under construction and development

  Assets under construction and development are carried at the lower of acquisition price plus the capitalized costs of own labor and third party services and service value.

 Accounts receivable

  Accounts receivable are carried at nominal value, net of an allowance for doubtful accounts where necessary.

 Other assets and liabilities

  Other balance sheet items are stated at the amounts at which they were acquired or incurred.

Revenue and Expenses

  The recognition of revenue and expenses depends, where applicable, on the business process. Revenue and expenses are determined based on the above accounting policies and recognized in the financial year to which they relate. Profits are recognized in the year in which the services are rendered. Losses are recognized in the year in which they are foreseen.

  Amortization and depreciation is charged on a straight-line basis over the expected useful economic lives of the assets concerned. Assets purchased during the financial year are amortized or depreciated as from the date of acquisition.

  Taxation is calculated based upon the profit or loss as shown in the income statement, taking account of tax-exempt items and non-deductible or partly deductible expenses.
                            ENERTEL N.V., ROTTERDAM

                        ACCOUNTING POLICIES-(Continued)




                            ENTERTEL N.V., ROTTERDAM

                           NOTES TO THE BALANCE SHEET
                                                     1997    1996
                                                   -------- -------
                                                   (in thousands of
                                                   Dutch guilders)
Intangible fixed assets
Concessions, licenses and intellectual property...  29,434  30,855
                                                   ======== =======
  Movements in this item were as follows:
                                                     1997    1996
                                                   -------- -------
                                                   (in thousands of
                                                   Dutch guilders)
Net book value at January 1.......................  30,855      -
Acquisition costs for licenses received...........     136  31,114
Amortization......................................  (1,556)   (259)
                                                   -------- -------
Net book value at December 31.....................  29,434  30,855
                                                   -------- -------
Accumulated amortization..........................   1,815     259
                                                   ======== =======
                                                     1997    1996
                                                   -------- -------
                                                   (in thousands of
                                                   Dutch guilders)
Property, plant and equipment
Other property, plant and equipment...............  35,998   1,477
Assets under construction and development.........   5,983   2,521
                                                   -------- -------
                                                    41,981   3,998
                                                   ======== =======
  Movements in this item were as follows:
                                                       Assets
                                            Other       under
                                          property, construction
                                          plant and      and
                                          equipment  development
                                          --------- ------------
                                             (in thousands of
                                              Dutch guilders)
Net book value at January 1, 1997........    1,477         2,521
Additions purchased from third parties...   25,040         5,983
Own costs capitalized....................   12,682            -
Disposals................................       -          2,521
Depreciation.............................   (3,201)           -
                                          --------- ------------
Net book value at December 31, 1997......   35,998         5,983
                                          ========= ============
Accumulated depreciation.................    3,598            -
                                          ========= ============
                                            1997        1996
                                          --------- ------------
                                             (in thousands of
                                              Dutch guilders)
Financial fixed assets
Prepaid on telecommunications network....    1,865            -
Participating interests..................      101            -
                                          --------- ------------
                                             1,966            -
                                          ========= ============




  This item relates to the prepayment of user rights for a 20-year period for the portion of the telecommunications network made available by Mega Limburg. This prepayment is financed by Commerzbank (the Netherlands) N.V. by means of discounted bearer promissory notes issued by EnerTel N.V. and guaranteed by Mega Limburg. These promissory notes are included under long-term debts.

Amounts receivable from shareholders

  This receivable was called up in 1997. An amount of NLG 9.7 million has been received after the balance sheet date.

                                                             1997     1996
                                                           -------- -------
                                                           (in thousands of
                                                            Dutch guilders)
Accounts receivable
Other accounts receivable.................................    6,096   1,194
Prepaid expenses and accrued income.......................    4,140      -
                                                           -------- -------
                                                             10,236   1,194
                                                           ======== =======
Shareholders' equity
Issued share capital
Issued:
7,459,750 common stock of NLG 10 par value each Paid-up on
common stock..............................................   74,498  53,500


                                                            ======== =======

  The following movements took place in 1997:

                                 Common
                                  stock
                            ----------------
                            (in thousands of
                             Dutch guilders)
Balance at January 1.......           53,500
Paid-up on share capital...           20,998
                            ----------------
Balance at December 31.....           74,498
                            ================
  The payment on share capital in 1997 was made in cash.

                                          1997      1996
                                        --------- --------
                                         (in thousands of
                                         Dutch guilders)
Additional paid-in capital
Balance at January 1...................       -       195
Additional paid-in capital.............       -        -
Converted into paid-up share capital...       -      (195)
                                        --------- --------
Balance at December 31.................       -        -
                                        ========= ========
Other reserves
Balance at January 1...................   (8,183)      -
Appropriation of result................  (59,397)  (8,183)
                                        --------- --------
Balance at December 31.................  (67,580)  (8,183)
                                        ========= ========


                            ENERTEL N.V., ROTTERDAM

                     NOTES TO THE BALANCE SHEET-(Continued)






                                              1997    1996
                                           --------- ------
                                           (in thousands of
                                            Dutch guilders)
Subordinated loan
0% subordinated loans from shareholders...    50,002     -
                                           --------- ------
  Movements in this item in 1997 were as follows:

Balance at January 1, 1997................        -
Loans issued..............................    50,002
Repaid....................................        -
                                           ---------
Balance at December 31, 1997..............    50,002
                                           =========

                                              1997    1996
                                           --------- ------
                                           (in thousands of
                                            Dutch guilders)
Long-term debts
Financial lease commitments...............     5,316     -
Promissory notes..........................     1,865     -
                                           --------- ------
                                               7,181     -
                                           ========= ======

Long-term debts

  The following table shows the movements in long-term debts. The loans have a term of longer than five years.

                                 1997    1996
                                ------ ---------
                                (in thousands of
                                Dutch guilders)
Balance at January 1...........     -    12,789
Loans issued...................     -    30,945
Financial lease commitments....  5,316       -
Promissory notes...............  1,865       -
Interest accrued...............     -       486
Converted into share capital...     -   (44,220)
                                ------ ---------
Balance at December 31.........  7,181       -
                                ====== =========


  The loans issued in 1996 were provided by the shareholders. These loans, which incurred interest at a rate of 6.5%, were fully converted into share capital in 1996.

  The financial lease commitments have a term of 9.5 years and incur interest at a rate of 7.25%.

  The promissory notes (annuity loan) have a term of ten years and are repaid in equal annual installments. They incur interest at a rate of 7.45% during the complete term.
                            ENERTEL N.V., ROTTERDAM

                     NOTES TO THE BALANCE SHEET-(Continued)





                                               1997     1996
                                             -------- -------
                                             (in thousands of
                                              Dutch guilders)
Current liabilities
Bank overdraft..............................   12,913      -
Trade accounts payable......................   13,143   3,615
Taxes and social security charges...........    2,532     716
Pension contributions.......................       -      514
Other debts, accruals and deferred income...    3,339   5,494
                                             -------- -------
                                               31,927  10,339
                                             ======== =======


Commitments not disclosed in the balance sheet

  The Company has purchase commitments amounting to NLG 14 million. The Company also has financial commitments arising from operational lease contracts of NLG
8.8 million and rental commitments amounting to approximately NLG 2 million per year relating to the 'backbone' network for a period of 20 years.

                            ENERTEL N.V., ROTTERDAM

                     NOTES TO THE BALANCE SHEET-(Continued)



                            ENERTEL N.V., ROTTERDAM

                         NOTES TO THE INCOME STATEMENT
                                                 1997     1996
                                               -------- --------
                                               (in thousands of
                                                Dutch guilders)
Personnel costs
Wages, salaries and social security charges...  17,479    3,186
Pension contributions.........................   1,737      514
                                               -------- --------
                                                19,216    3,700
Capitalized costs.............................  (6,609)  (2,006)
                                               -------- --------
                                                12,608    1,694
                                               ======== ========


  The Company had an average of 148 permanent employees in 1997 (1996: 22).

                                1997    1996
                              -------- -----
                              (in thousands o
                              Dutch guilders)
Costs of third party services
Third party services.........  21,890     -
Capitalized costs............  (6,073)    -
                              -------- -----
                               15,817     -
                              ======== =====


  Third party services consists of consultancy services and other contracted temporary personnel.

                                                  1997    1996
                                                 ------- ------
                                                 (in thousands o
                                                 Dutch guilders)
Amortization, depreciation and value adjustments
Amortization and depreciation:
Intangible fixed assets.........................  1,556    259
Property, plant and equipment...................  3,201    338
                                                 ------- ------
                                                  4,757    597
                                                 ======= ======
                                                  1997    1996
                                                 ------- ------
                                                 (in thousands o
                                                 Dutch guilders)
Financial income/(expenses)
Other interest income and similar income........    294    392
Interest expense and similar expenses...........    559    486
                                                 ------- ------
                                                   (265)   (94)
                                                 ======= ======



Shareholders' Equity and Net Profit under U.S. GAAP

Emoluments of Supervisory Directors

  The emoluments, including pension contributions, of the Supervisory Directors amounted to NLG 74,588 (1996: NLG 23,333)

  The Financial Statements of EnerTel NV are prepared in accordance with accounting principles generally accepted in The Netherlands ("Dutch GAAP") which vary in certain significant respects from accounting principles generally accepted in the United States of America. ("US GAAP") Application of accounting principles generally accepted in the United States of America would not have affected shareholders' equity as of December 31, 1996 and 1997, and the net profits for each of the two years in the period ended December 31, 1997.

  The accounting for leases is strictly defined within US GAAP. Although the accounting for leases under US GAAP does not materially affect shareholders' equity and the net profit, certain leases would have been reflected as capital leases under US GAAP instead of operational leases.

Rotterdam, June 11, 1998

Executive Board

A.A.C. Ketelaars
Supervisory Board

A.H. Lundqvist

J.C. Terlouw

J. van Rijn
                            ENERTEL N.V., ROTTERDAM

                   NOTES TO THE INCOME STATEMENT-(Continued)





                                AUDITORS' REPORT

  We have audited the accompanying financial statements of EnerTel NV, Rotterdam, The Netherlands for the years 1996 and 1997.

  These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements give a true and fair view of the financial position of the company as at December 31, 1996 and 1997 and of the result for the years then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Netherlands Civil Code.

  Without qualifying our opinion above we draw attention to the following issues related to the financial statements which refers to the uncertainty as to the company's ability to continue as a going concern.

~ The decision of the shareholders of EnerTel NV to limit their guarantee for the company's credit facilities to the Bank up to June 30, 1998 for an amount not exceeding NLG 50 million.

~ The uncertainty of acquiring sufficient funds for the potential acquisition of the shares and continued financing of EnerTel NV by its potential buyer who is dependent on the successful issuance of a high yield bond in the United States of America.

  It is not impossible, however, that in the long term the company will be able to continue operating as a going concern. The financial statements have therefore been prepared on a going-concern basis.

  Accounting principles generally accepted in The Netherlands vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would not have affected shareholders' equity as of December 31, 1996 and 1997, and the net profits for each of the two years in the period ended December 31, 1997.

Rotterdam, June 11, 1998

Moret Ernst & Young Accountants




                               OTHER INFORMATION

Post Balance Sheet Events

  On April 27, 1998 the majority of shareholders have agreed to sign a memorandum of understanding with a potential buyer. The potential buyer has the intention to split and sell certain activities of the company. The split and sale will have material consequences for the financial statements as a whole and certain material reorganization expenses may need to be incurred by the company. In this regard we also refer to our note related to the going concern issue.

Articles of Association provisions governing the appropriation of profit

  Profit is appropriated in accordance with Section 22 of the Articles of Association, which stipulates that the Company may distribute its distributable profit only in so far as its shareholders' equity exceeds the paid-up and called-up portion of the share capital plus the reserves required to be held by law. Profit shall be distributed only after adoption of the financial statements showing that such a distribution is valid. The distributable profit as shown by the adopted financial statements shall be at the disposal of the Annual General Meeting.

Appropriation of 1997 result

  The net loss for 1997, as shown in the 1997 income statement, amounts to NLG 59,397,000. The Executive Board proposes to deduct this loss from other reserves. These financial statements have been drawn up in accordance with this proposal.